                                                                  EXHIBIT 11

                      FISHER SCIENTIFIC INTERNATIONAL INC.
                    COMPUTATION OF EARNINGS PER COMMON SHARE
                    (IN MILLIONS, EXCEPT PER SHARE AMOUNTS)
                                  (unaudited)


PRIMARY EARNINGS PER SHARE WERE CALCULATED AS FOLLOWS:

                                                             Three Months Ended
                                                                 March 31,
                                                               1996     1995
                                                               -----    -----

Total income used for primary
  earnings per share                                           $ 4.5    $ 6.8
                                                               -----    -----
                                                               -----    -----

Average common shares
  outstanding                                                   16.4     16.0
Other                                                            0.4      0.3
                                                               -----    -----
Average shares and equivalents                                  16.8     16.3
                                                               -----    -----
                                                               -----    -----

Primary earnings per share                                     $0.27    $0.42

FULLY DILUTED EARNINGS PER SHARE WERE CALCULATED AS FOLLOWS:

                                                             Three Months Ended
                                                                 March 31,
                                                               1996     1995
                                                               -----    -----

Net income                                                     $ 4.5    $ 6.8
Interest expense of
  Convertible Subordinated Notes,
     net of taxes                                                1.1      1.1
                                                               -----    -----
Total income used for fully
  diluted earnings per share                                   $ 5.6    $ 7.9
                                                               -----    -----
                                                               -----    -----
Average common shares
  outstanding                                                   16.4     16.0
Common equivalent shares
  for Convertible Subordinated Notes                             3.6      3.6
Other                                                            0.4      0.3
                                                               -----    -----
Average shares and equivalents                                  20.4     19.9
                                                               -----    -----
                                                               -----    -----
Fully diluted earnings per share                               $0.27    $0.40
                                                               -----    -----
                                                               -----    -----

Note:  Amounts may not calculate due to rounding.


                                      16